EXHIBIT 15.1

CONSENT OF VALUATION FIRM

We hereby consent to the use of the information contained in our reports, dated as of July 20, 2016, relating to valuations of the convertible bonds and certain investment properties, respectively, of the Company.

/s/ Savills Valuation and Professional Services Limited

Hong Kong

August 1, 2016